Exhibit 99.1

BOQI International Medical Inc. Announces Results of 2021 Annual General Meeting of Stockholders

NEW YORK, June 15, 2021 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a leading healthcare products and services provider in China, today announced the results of the Company’s 2021 Annual General Meeting of Stockholders (the “Annual Meeting”) held on June 15, 2021 at 9:00 a.m. (Beijing Time), at Yuzhou Hotel, 168 Yuzhou Road, Yuzhong District, Chongqing, China.

At the Annual Meeting, BOQI International Medical Inc.:

1. Elected the seven nominees named in the accompanying proxy statement to serve as directors of the Company until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2.  Approved an amendment to the Company’s Certificate of Incorporation to change the name of the Company to BIMI International Medical Inc.;

3. Approved, in accordance with Nasdaq Marketplace Rule 5635, the issuance of shares of the Company’s common stock upon the (i) conversion of $3.3 million of newly issued senior secured convertible notes sold to two institutional investors (the “Institutional Investors”) on February 28, 2021; (ii) exercise of warrants to purchase of up to 760,000 shares of the Company’s common stock issued to the Institutional Investors; and (iii) exercise of warrants to initially purchase 173,745 shares of the Company’s common stock, subject to increase, issued to the placement agent for the private placement of the senior secured convertible notes and warrants to the Institutional Investors;

4. Approved, in accordance with Nasdaq Marketplace Rule 5635, the issuance of 4,600,000 shares of the Company’s common stock to the seller of Chongqing Guanzan Technology Co., Ltd (or her designated assignee(s)), as payment of the balance of the post-closing consideration;

5. Approved, on an advisory basis, the compensation of the Company’s executive officers named in the accompanying proxy statement;

6. Ratified the appointment of Audit Alliance LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

About BOQI International Medical Inc.

BOQI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and provider, offering a broad range of healthcare products and related services and operates two private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact:

Janice Wang

EverGreen Consulting Inc.

Email: IR@changqingconsulting.com

Phone: +1 571-464-9470 (from U.S.)

+86 13811768559 (from China)